Exhibit 5.1

Carr & Waddoups
Attorneys at Law, llc
TRENT J. WADDOUPS	609 JUDGE BUILDING	TELEPHONE (801) 363-0888
TAYLOR D. CARR (1944 – 2001)	8 EAST BROADWAY	FACSIMILE (801) 363-8512
SALT LAKE CITY, UTAH 84111

December 30, 2011

 e-mail:  trent@cw-law.net

VIA ELECTRONIC TRANSMISSION

Mr. J.W. Kirch
OPU, INC.
1533 Jamestown Drive
Murray, UT   84121

Re: OPU, INC., Form S-1 Registration Statement

Ladies and Gentlemen:

    I have been retained OPU, Inc., (the “Company”), in connection with the Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) relating to 4,316,000 shares of common stock, $.001 par value per share.  You have requested that I render an opinion as to whether the common stock as proposed to be resold on the terms set forth in the Registration Statement is validly issued, fully paid and non-assessable.

    I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.  In passing upon certain corporate records and documents of the Company I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.  I and/or my staff have spoken with the Company and the Company’s transfer agent to confirm certain information related to this opinion.

    Based on my examination mentioned above, I am of the opinion that the securities being resold pursuant to the Registration Statement (which are already issued) are and will be, when resold in the manner described in the Registration Statement, duly authorized, validly issued, fully paid and non-assessable.

Re: OPU, Inc. (S-1 Registration) December 30, 2011	Page 2

This opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

This opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

This opinion is limited in all respects to the federal laws of the United States, and the Nevada General Corporation Law.  I express no opinion as to the laws of any other jurisdiction.

This opinion letter is delivered solely for your benefit in connection with the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our prior written consent in each instance.  My opinions expressed herein are as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinions expressed herein.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm under “Interests of Named Experts[1] and Counsel” in the related Prospectus.

Very truly yours,

Carr & Waddoups

/s/ Trent J. Waddoups
Trent J. Waddoups
TJW:db

1  Filing of consent shall not be deemed an admission that counsel is an expert within the meaning of section 7 of the Securities Act.